                                                                   EXHIBIT 99.11






               Consent of Morgan Stanley & Co. International Ltd.



We hereby consent to the use in Amendment No. 3 to the Registration Statement No. 333-106851 on Form S-4 (the "Registration Statement") of Alcan Inc. ("Alcan"), and in the Prospectus of Alcan, which forms part of the Registration Statement, of the direct translation of an extract of the analyses of the economic terms of the French offer, contained in the French information memorandum filed with the Commission des Operations de Bourse on July 7, 2003, as amended. The foregoing analyses were prepared for inclusion in such French offering memorandum and are not a recommendation to shareholders with respect to the offer. In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules and regulations promulgated thereunder.






                                        MORGAN STANLEY & CO. INTERNATIONAL LTD.




                                        By: /s/ Michel Antakly
                                            ----------------------------
                                                Michel Antakly
                                                Managing Director


London, England


October 2, 2003